UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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AMERICAN CAMPUS COMMUNITIES, INC.

(Name of Registrant as Specified in Its Charter)

                Not Applicable

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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12700 Hill Country Blvd., Suite T-200

Austin, Texas 78738

March 26, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of American Campus Communities, Inc. to be held at 9:00 a.m. (Central Time) on Thursday, May 7, 2015, at our corporate office located at 12700 Hill Country Blvd., Suite T-200, Austin, Texas. A notice of the meeting, a proxy and a proxy statement containing information about the matters to be acted upon are enclosed.

Following the formal business session, there will be an opportunity for questions of general interest to the stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. If you choose not to attend and vote at the Annual Meeting in person, you may vote by completing and mailing the enclosed proxy card. Voting by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

On behalf of the Board of Directors,

Sincerely,
WILLIAM C. BAYLESS, JR.
President and
Chief Executive Officer

American Campus Communities, Inc.

12700 Hill Country Blvd., Suite T-200

Austin, Texas 78738

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 7, 2015

To the Holders of Common Stock of

AMERICAN CAMPUS COMMUNITIES, INC.:

The 2015 Annual Meeting of Stockholders of American Campus Communities, Inc., a Maryland corporation, will be held at our corporate office located at 12700 Hill Country Blvd., Suite T-200, Austin, Texas, on Thursday, May 7, 2015, at 9:00 a.m. (Central Time) to consider and take action upon the following:

(i)	To elect nine directors to a one-year term of office expiring at the 2016 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(ii)	To ratify Ernst & Young LLP as our independent auditors for 2015;

(iii)	To hold an advisory vote on executive compensation; and

(iv)	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

The enclosed proxy card is solicited by our Board of Directors, which recommends that our stockholders vote FOR the election of the nominees named therein and FOR approval, on an advisory basis, of the compensation of our named executive officers. The Audit Committee, which has the sole authority to retain our independent auditors, recommends that you vote FOR the ratification of Ernst & Young as our independent auditors for 2015. Please refer to the attached Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

The Board of Directors has fixed the close of business on March 16, 2015 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of our common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

Whether or not you plan to attend the Annual Meeting in person, please mark, execute, date and return the enclosed proxy card in the postage-prepaid envelope provided. Should you attend the Annual Meeting in person you may, if you wish, withdraw your proxy and vote your shares in person.

By Order of the Board of Directors,
JONATHAN A. GRAF
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Austin, Texas

March 26, 2015

Important Notice Regarding the Availability of Proxy Materials for the

Annual Stockholder Meeting to Be Held on May 7, 2015.

This Proxy Statement, Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are available at www.AmericanCampus.com/Investors/Proxy

American Campus Communities, Inc.

12700 Hill Country Blvd., Suite T-200

Austin, Texas 78738

PROXY STATEMENT

The accompanying proxy card, to be mailed to stockholders together with the Notice of Annual Meeting of Stockholders and this Proxy Statement on or about March 30, 2015, is solicited by the Board of Directors of American Campus Communities, Inc. in connection with the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 7, 2015.

QUESTIONS AND ANSWERS

Q:	What am I voting on?

A:	Election of nine directors to hold office for a one-year term, ratification of Ernst & Young LLP as our independent auditors for 2015 and approval of an advisory vote on executive compensation.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on March 16, 2015 are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:

Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, the proxy holders named on your proxy card will vote your shares in favor of all of the director nominees, in favor of the ratification of Ernst & Young LLP as our independent auditors for 2015 and in favor of approval, on an advisory basis, of the compensation of our named executive officers. You may change your vote or revoke your proxy at any time before the Annual Meeting by submitting written notice to our Secretary, submitting another proxy that is properly signed and later dated or voting in person at the Annual Meeting. In each case, the later submitted votes will be recorded and the earlier votes revoked. If you hold your shares in street name, please follow the procedures required by your bank, broker or other nominee to revoke a proxy. You should contact that firm directly for more information on these procedures.

Under New York Stock Exchange rules, the proposal to ratify the appointment of independent registered public accountants is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting.

In their discretion, the proxy holders are authorized to vote on any other matters that may properly come before the Annual Meeting and at any postponement or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than the proposals described in this Proxy Statement. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

Q:	Is my vote confidential?

A:

Yes. Proxy cards, ballots and voting tabulations that identify individual stockholders are confidential. Only the inspectors of election and certain employees associated with processing proxy cards and counting the vote have access to your card. Additionally, all comments directed to management (whether written on the proxy card or elsewhere) will remain confidential, unless you ask that your name be disclosed.

Q:	Who will count the vote and how are votes counted?

A:

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions. In order to be elected as a director, a nominee must receive a majority of the votes cast at the Annual Meeting at which a quorum is present. For election of directors, abstentions and broker non-votes will not affect the vote outcome. In order for Ernst & Young LLP to be ratified as our independent auditors for 2015 and for the advisory vote on executive compensation to be approved, the respective proposal must receive a majority of the votes cast at the Annual Meeting at which a quorum is present. For ratification of the independent auditors for 2015, an abstention will have the same effect as an “Against” vote and, as this is a routine matter, there will not be any broker non-votes. For approval of the advisory vote on executive compensation, an abstention will have the same effect as an “Against” vote, but a broker non-vote will not effect the vote outcome. “Broker non-votes” are proxies from brokers or other nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares that are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

Q:	What constitutes a quorum?

A:

As of the record date for the Annual Meeting, 112,301,250 shares of common stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted in determining the presence of a quorum.

Q:	Who can attend the Annual Meeting?

A:	All stockholders of record as of March 16, 2015 can attend.

Q:	Who pays for this proxy solicitation?

A:

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy card and any additional information we furnish to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or employees. We will not pay any additional compensation to directors, officers or employees for such services.

ELECTION OF DIRECTORS

There are currently nine directors on the Board, William C. Bayless, Jr., R.D. Burck, G. Steven Dawson, Cydney C. Donnell, Dennis G. Lopez, Edward Lowenthal, Oliver Luck, C. Patrick Oles, Jr. and Winston W. Walker, each of whom has been nominated as director. The employment agreement with Mr. Bayless provides that he will be nominated as a director. See “Executive Compensation – Employment Contracts.” Directors elected at the Annual Meeting will hold office for a one-year term.

All nominees have consented to serve as directors. The Board has no reason to believe that any of the nominees will be unable to act as director. However, if a director is unable to stand for re-election, the Board may either reduce the size of the Board or the Nominating and Corporate Governance Committee may designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute.

Directors are elected by a majority of the votes cast at the Annual Meeting. Each share of our common stock is entitled to one vote for each of the nine director nominees. Cumulative voting is not permitted.

BOARD OF DIRECTORS

Board Composition

The Nominating and Corporate Governance Committee seeks directors with established strong professional reputations and experience in areas relevant to the strategy and operations of our business. Each of the nominees for election as a director at the Annual Meeting holds or has held senior executive positions in large, complex organizations and has experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management and leadership development. Each of our directors also has experience serving on or advising boards of directors and board committees of other organizations and has an understanding of corporate governance practices and trends.

The Nominating and Corporate Governance Committee also believes that each of the nominees has other key attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to serve on the Board and its committees. The Nominating and Corporate Governance Committee takes into account diversity considerations in determining the director nominees and planning for director succession and believes that, as a group, the nominees bring a diverse range of perspectives to the Board’s deliberations. Each of the nominees, other than Mr. Bayless, is independent of us and our management.

In addition to the above, the Nominating and Corporate Governance Committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

William C. Bayless, Jr. has been our President and Chief Executive Officer since October 2003 and has served on our Board of Directors since August 2004. Mr. Bayless is a co-founder of our company and participated in the founding of the student housing business of our predecessor entities. Mr. Bayless served as Executive Vice President and Chief Operating Officer of our predecessor entities from July 1995 to September 2003, where he directed all aspects of our predecessor entities’ business segments including business development, development and construction management, acquisitions and management services. He served as our Vice President of Development from the inception of our predecessor entities in 1993 until July 1995. Mr. Bayless served as the Director of Operations for Century Development’s student housing division from 1991 to 1993. From 1988 to 1991, Mr. Bayless served as the Director of Marketing responsible for business development and marketing for the student housing division of Cardinal Industries. Mr. Bayless began his career in student housing with Allen & O’Hara where he held the positions of Resident Assistant, Resident Manager and Area Marketing Coordinator from 1984 to 1988. He received a B.S. in Business Administration from West Virginia University. Age: 50.

Areas of Relevant Experience: Ability to lead our organization; detailed knowledge and unique perspective and insights regarding the student housing industry and the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of us and our business.

R.D. Burck has been our Independent Chairman of the Board since August 2004. Mr. Burck retired from the position of chancellor of The University of Texas System in 2002. Mr. Burck joined the University of Texas System in 1988 to serve as the vice chancellor of business affairs and then as executive vice chancellor for business affairs before being appointed by the Board of Regents as interim chancellor in June 2000 and chancellor six months later in December 2000. Mr. Burck worked worldwide for Getty Oil Co., headquartered in Los Angeles, from 1955 to 1984. In 1979, he was involved in the creation and served as director, as well as vice president, of ESPN, the first cable TV sports network. He also serves on the Advisory Board of Frost Bank and serves as a trustee of The Rise School of Austin. He is a lifetime member of The University of Texas Exes and serves on the Executive Committee of the University of Texas System Chancellor’s Council. He is on the Dolph Briscoe Advisory Council for the Center of American History and the University of Texas at Austin Development Board. He also has been a member of the board of the Texas Department of Information Resources, the board of the Texas Life, Accident, Health and Hospital Service Insurance Guaranty Association, the formal advisory committee of the Texas Higher Education Coordinating Board, and the advisory council of the U.T. Austin College of Natural Sciences. Mr. Burck is a former director of the National Conference of Christians and Jews, and a former member of the boards of directors of Celo Data, Inc., Patton Medical Devices, the American Cancer Society, Womens3D, Inc. and the Headliners Club. Mr. Burck graduated from The University of Texas at Austin with a B.B.A. He also attended the South Texas School of Law in Houston. Age: 82.

Areas of Relevant Experience:  Operating environment and trends in university management; financial reporting and controls; corporate governance, organization and leadership.

G. Steven Dawson has served on our Board of Directors since August 2004. Since December 2012, Mr. Dawson has served as President, CEO and Trustee for American Manufactured Communities REIT, a privately-held real estate investment trust based in Chicago, Illinois that owns and operates manufactured housing communities. Mr. Dawson is also a founding partner and member of the Management Committee of SparrowHawk Holdings – PowerOne, LP, a private company that is assembling and managing a portfolio of institutional-quality industrial warehouse and distribution facilities located in the US primarily for the benefit of Canadian equity investors. From 1990 to 2003 he served as the Chief Financial Officer of Camden Property Trust (NYSE:CPT) and its predecessors. Camden is a large multifamily REIT based in Houston with apartment operations, construction and development activities throughout the United States. Mr. Dawson currently serves on the boards of Institutional Financial Markets, Inc. (AMEX:IFMI), a financial services firm with fixed income and structured credit securities trading operations in the U.S. and Europe, and Medical Properties Trust (NYSE:MPW), a hospital/healthcare REIT. Mr. Dawson previously served as a director of Desert Capital REIT, Inc. (2004-2010). Mr. Dawson holds a degree in business from Texas A&M University, where he serves on the Real Estate Roundtable of the Mays Graduate School of Business. Age: 57.

Areas of Relevant Experience:    Financial reporting; accounting and controls; REIT management, real estate operations and development; manufacturing.

Cydney C. Donnell has served on our Board of Directors since August 2004. She has been the Director of Real Estate Programs and an Executive Professor at the Mays Business School of Texas A&M University, and has served as Associate Department Head of the Finance Department since February 2011. Ms. Donnell has taught various subject matters, including real estate finance, investments and corporate governance, since August 2004. Ms. Donnell was formerly a principal and Managing Director of European Investors/E.I.I. Realty Securities, Inc. Ms. Donnell served in various capacities at EII and was Chair of the Investment Committee from 2002 to 2003, the Head of the Real Estate Securities Group and Portfolio Manager from 1992 to 2002 and Vice-President and Analyst from 1986 to 1992. Ms. Donnell served on the Board of European Investors Holding Company from 1992 to 2005. Prior to joining EII, she was a real estate lending officer at RepublicBanc Corporation in Dallas from 1983 to 1986. Ms. Donnell currently serves on the Board of Directors of Madison Harbor Balanced Strategies Inc., a closed-end investment fund registered under the Investment Company Act of 1940 and a REIT, and Pebblebrook Hotel Trust (NYSE:PEB), a hotel REIT. In 2007, Ms. Donnell was appointed to the Employees Retirement System of Texas Board of Trustees by Governor Rick Perry. Ms. Donnell has served on the Board and Institutional Advisory

Committee of the National Association of Real Estate Investment Trusts, or NAREIT. She has also served in various leadership capacities for The Association of Former Students of Texas A&M University and the Junior League of the City of New York. Ms. Donnell received a B.B.A. from Texas A&M University and an M.B.A. from Southern Methodist University. Age: 55.

Areas of Relevant Experience:    Financial investment and services; REITs; corporate governance; university operations.

Dennis G. Lopez has served on our Board of Directors since May 2014. He has been the Chief Investment Officer of AXA Real Estate, a global real estate investment manager, since 2009, where he is responsible for fund management and research activities. Mr. Lopez was the Chief Executive Officer of SUN Group, a private equity firm with real estate activities in India and Russia, from 2008 to 2009. Mr. Lopez has had a career of over 25 years in investment banking and real estate investment management, where he was Global Head of Real Estate at Cambridge Place Investment Management, a London based hedge fund, and a Managing Director at JP Morgan in New York and London. Mr. Lopez served as a director of Desarrolladora Homex, S.A. de C.V. (NYSE:HXM), a Mexican-based home builder, from 2010 to 2013. Mr. Lopez received a B.A. degree from California State University Long Beach and an MBA from the University of California Los Angeles (UCLA). Age: 60.

Areas of Relevant Experience:  Financial investment and services; real estate investment; international business and investment.

Edward Lowenthal has served on our Board of Directors since August 2004. He has been President of Ackerman Management LLC since April 2002, a private investment management and advisory company with particular focus on real estate and other asset-based investments. Mr. Lowenthal was a founder and served as the President of Wellsford Real Properties, Inc. (NYSE:WRP) from 1997 until 2002, which owned and operated multifamily apartments throughout the United States. Mr. Lowenthal currently serves as a director of Omega Healthcare Investors, Inc. (NYSE:OHI), a healthcare REIT, and served as a director of Desarrolladora Homex, S.A. de C.V. (NYSE:HXM), a Mexican-based home builder, from 2004 to 2013. From 1997 to 2012, he was a member of the board of directors of Reis, Inc., an internet-based provider of real estate information and analytics and a successor, through mergers, to Wellsford Real Properties, Inc., and served as non-executive Chairman of Reis, Inc. from 2010 to 2012. Mr. Lowenthal serves as non-executive Chairman of Tiburon Lockers, Inc., a privately-held owner and operator of rental locker systems, and as a trustee of The Manhattan School of Music. He received a B.A. degree from Case Western Reserve University and a J.D. degree from Georgetown University Law Center, where he was an editor of the Georgetown University Law Journal. Age: 70.

Areas of Relevant Experience:  Real estate investment and development; REIT management; law.

Oliver Luck has served on our Board of Directors since December 2012. Since January 2015, he has served as Executive Vice President for Regulatory Affairs of the National Collegiate Athletic Association (NCAA). From 2010 to January 2015, he was the Athletic Director of West Virginia University. From 2006 to 2010, Mr. Luck was the President/General Manager of the Houston Dynamo of Major League Soccer. From 2001 to 2005, Mr. Luck was the Chief Executive Officer of the Harris County-Houston Sports Authority, where he oversaw the financing, construction and management of professional sports and entertainment infrastructure in Houston, including Minute Maid Park, Reliant Stadium and Toyota Center. Mr. Luck worked for the National Football League from 1990 to 2001, where served in a variety of positions, including Vice President of Business Development and President and Chief Executive Officer of NFL Europe. Mr. Luck played quarterback for the Houston Oilers from 1982 to 1986. He is currently a member of the National Football League Player Safety Advisory Panel, and served as a member of the College Football Playoff Selection Committee and in various capacities in a number of university and community associations. He was a finalist to be a Rhodes Scholar, a National Football Foundation Scholar and a two-time Academic All-American who received a B.A. degree from West Virginia University and a J.D. degree from University of Texas School of Law. Age: 54.

Areas of Relevant Experience:  University management; business development and leadership; law.

C. Patrick Oles, Jr. has served on our Board of Directors since May 2014. He has been the President and Chief Executive Officer of Barshop & Oles Company, a privately-owned, Texas-based commercial real estate development, investment and management firm, since 1983. Mr. Oles served on the senior staff of the Governor of Texas, William P. Clements, Jr., as Director of Governmental Appointments, from 1980 to 1982. Mr. Oles has been involved in numerous governmental, business and civic organizations, including ten years of service on the Board of Directors of the Lower Colorado River Authority and as a founding member and Chairman of the Board of Trustees of the Texas Parks & Wildlife Foundation. He was a member of the Advisory Board of Directors of JPMorgan Chase, Chairman of the local chapter of the Young Presidents Organization and a Trustee of the Texas Nature Conservancy. Mr. Oles currently serves as a member of the Board of Directors of SouthWest Water Company, a privately-owned provider of water and wastewater services, as a member of the Executive Committee of the Seton Fund, as a member of the Development Board of the McCoy College of Business Administration of Texas State University and as Chair of the UT Elementary School Development Council. Mr. Oles received a B.B.A. at the University of Texas Austin, and now holds the McCoy Professorship for Studies in Entrepreneurship in the McCoy College of Business Administration at Texas State University. Age: 60.

Areas of Relevant Experience:  Real estate investment and development; governmental interactions.

Winston W. Walker has served on our Board of Directors since August 2004. Since October 1993, he has been a private consultant. From 1987 until October 1993, Mr. Walker served as the Chief Executive Officer of Provident Life and Accident Insurance Company of America. Mr. Walker served as a member of the board of directors of CBL & Associates Properties, Inc. (NYSE:CBL), a shopping center REIT, from 1993 to 2014. Mr. Walker received a B.A. in Russian from Tulane University and a Ph.D. in mathematics from the University of Georgia. Age: 71.

Areas of Relevant Experience: Insurance and risk management; financial reporting.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.

Board Committees

Audit Committee.  The current members of the Audit Committee are Messrs. Dawson (Chairman), Burck, Oles and Walker. Each member of the Audit Committee satisfies the requirements for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 and the New York Stock Exchange’s listing standards. The Board of Directors, after reviewing all of the applicable facts, circumstances and attributes, has determined that Mr. Dawson is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee operates under a written charter, which was adopted on August 17, 2004 and was subsequently amended and restated in October 2013. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the amended and restated charter can be viewed on our website at www.AmericanCampus.com. The Report of the Audit Committee is set forth on page 37 of this Proxy Statement.

The Audit Committee’s responsibilities include assisting the Board in overseeing the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of our independent auditors. In addition, the Audit Committee reviews, as it deems appropriate, the adequacy of our systems of disclosure controls and internal controls regarding financial reporting and accounting. In accordance with its charter, the Audit Committee has the sole authority to appoint and replace the independent auditors, who report directly to the Audit Committee, approve the engagement fee of the independent auditors and pre-approve the audit services and any permitted non-audit services that the independent auditors may provide to us. The Audit Committee met eight times in 2014.

Executive Committee.  Subject to the supervision and oversight of the Board of Directors, the Executive Committee, which currently consists of Messrs. Bayless (Chairman) and Burck and Ms. Donnell, has the authority to approve, subject to certain limitations, acquisitions, financings and dispositions and to authorize the execution, subject to certain limitations, of certain contracts and agreements, including those relating to the borrowing of money, and to exercise generally all other powers of the Board, except for those that require action by all directors or the non-employee directors under our articles of incorporation, bylaws or applicable law. The Executive Committee did not meet in 2014.

Compensation Committee.  The current members of the Compensation Committee are Messrs. Walker (Chairman), Dawson, Lopez and Lowenthal and Ms. Donnell. Each member of the Compensation Committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards. The Compensation Committee operates under a written charter, which is reviewed and assessed for adequacy on an annual basis. A copy of the charter is available on our website at www.AmericanCampus.com. The Compensation Committee’s responsibilities include overseeing our compensation programs and practices and determining compensation for executive officers. The Compensation Committee met six times in 2014.

Nominating and Corporate Governance Committee.    The current members of the Nominating and Corporate Governance Committee are Messrs. Lowenthal (Chairman), Burck and Luck and Ms. Donnell. Each member of the Nominating and Corporate Governance Committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards. The Nominating and Corporate Governance Committee operates under a written charter, which is reviewed and assessed for adequacy on an annual basis. A copy of the charter is available on our website at www.AmericanCampus.com. The responsibilities of the Nominating and Corporate Governance Committee include assisting the Board in promoting our and our stockholders’ best interests through the implementation of sound corporate governance principles and practices. The Nominating and Corporate Governance Committee is also responsible for (i) identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommending to the Board the director nominees for the next Annual Meeting, (ii) developing and recommending to the Board a set of corporate governance principles applicable to us, and (iii) overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee met four times in 2014.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee will consider appropriate nominees for director whose names are submitted in writing by a holder of our common stock. Nominations must be addressed to Chairman of the Nominating and Corporate Governance Committee, c/o American Campus Communities, Inc., 12700 Hill Country Blvd., Suite T-200, Austin, Texas 78738, indicating the nominee’s qualification and other relevant biographical information and providing confirmation of the nominee’s consent to serve as director. In order to be considered for the next annual election of directors, any such written request must comply with the requirements set forth in our bylaws.

The Chairman of the Board or the Chief Executive Officer or Board of Directors may call a special meeting of the stockholders. We will call a special meeting of stockholders upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting, provided that such written request complies with the requirements set forth in our bylaws.

The committee considers nominees for the Board from any reasonable source, including current Board members, stockholders or other persons. While the Nominating and Corporate Governance Committee has the ability to retain a third party to assist in the nomination process, we have not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

Each of the current nine directors has been nominated for election as director at the 2015 Annual Meeting.

GOVERNANCE OF THE COMPANY

Board Independence and Meetings

Board Governance Documents.   The Board maintains charters for all committees. In addition, the Board has adopted a written set of corporate governance guidelines and a code of business conduct and ethics. To view our committee charters, corporate governance guidelines and code of business conduct and ethics, please visit www.AmericanCampus.com. The Board has adopted and adheres to corporate governance practices that the Board and senior management believe promote the highest standards of integrity, are sound and represent best practices. The Board of Directors periodically reviews these governance practices, the rules and listing standards of the New York Stock Exchange and SEC regulations, as well as best practices suggested by recognized governance authorities.

Independence; Lead Independent Director.  Currently, the Board has nine directors. The Board of Directors has determined, after considering all of the relevant facts and circumstances, that eight current directors (Messrs. Burck, Dawson, Lopez, Lowenthal, Oles, Luck and Walker and Ms. Donnell) are independent, as “independence” is defined by the New York Stock Exchange. This means that none of the independent directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. As a result, the Board has a majority of independent directors on the Board as required by the listing requirements of the New York Stock Exchange. Mr. R.D. Burck serves as our Lead Independent Director.

Executive Sessions.   Non-employee directors have regularly scheduled executive sessions in which they meet without the presence of management or management directors. These executive sessions typically occur after each regularly scheduled meeting of the Board of Directors. Any independent director may request that an additional executive session be scheduled. The presiding director of these executive sessions is Mr. Burck.

Meetings.  The Board of Directors met six times in 2014. All directors attended at least 75% of the total number of meetings of the Board and committees, collectively, on which they served during 2014, except for Mr. Oles which missed the July 2014 meetings for a previous commitment he had prior to being elected to the Board in May 2014. All directors are encouraged to attend our Annual Meeting. All the persons then serving as members of the Board attended the 2014 Annual Meeting.

Board Leadership Structure

Since our IPO in 2004, we have separated the roles of Chief Executive Officer and Chairman of the Board. Currently, Mr. Burck serves as the Chairman of the Board and Mr. Bayless serves as a director and Chief Executive Officer. The Board of Directors believes this is the most appropriate structure for us at this time because it makes the best use of Mr. Burck’s skills and experience gained over a distinguished career, including as chancellor of The University of Texas System and as an executive of Getty Oil Co.

Board’s Role In Risk Oversight

The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant committees that report on their deliberations to the Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance, health, safety and environment, and reputational risks. The Board and its committees oversee risks associated with their respective principal areas of focus, as summarized below. Each committee meets in executive session with key management personnel and representatives of outside advisors (for example, the head of Internal Audit meets in executive session with the Audit Committee).

Board/Committee	Primary Areas of Risk Oversight
Full Board

Strategic, financial and execution risks and exposures associated with annual operating and long term strategic plans, major litigation and regulatory exposures and other current matters that may present material risk to our operations, plans, prospects or reputation; and acquisitions and divestitures (including through post-closing reviews).

Audit Committee

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Nominating and Corporate Governance Committee	Risks and exposures relating to programs and policies relating to corporate governance and succession planning.

Compensation Committee	Risks and exposures associated with leadership assessment and executive compensation programs and arrangements, including incentive plans.

Director Qualifications; Limits on Board Service

The Nominating and Corporate Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. This assessment includes, in addition to qualities of intellect, integrity and judgment, business experience and knowledge, reputation and character, issues of diversity, relevant industry and trade association knowledge and participation, accounting and financial expertise, public company experience, willingness and ability to devote the time and effort required to effectively serve on the Board and relevant legal and regulatory qualifications. The committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time. The committee evaluates all nominees for director based on these criteria, including nominees that may be recommended by stockholders.

The Board recognizes that its members benefit from service on the boards of other companies. We encourage that service but also believe it is critical that directors have the opportunity to dedicate sufficient time to their service on the Board. To that end, individuals who serve on more than six other public company boards will not normally be asked to join the Board unless the Board determines that such simultaneous service would not impair the ability of such individual to effectively serve on the Board.

Term Limits; Retirement Age

The Guidelines on Governance provide that, as a general matter, non-employee directors will not stand for election to a new term of service at any Annual Meeting following their 75th birthday. However, the Board may approve exceptions to this practice when it believes it is in our interest to do so. The Board has approved such exception with respect to Mr. Burck. The Board does not believe it should establish term limits for director service, instead preferring to rely upon the mandatory retirement age and the evaluation procedures described below as the primary methods of ensuring that each director continues to act in a manner consistent with the best interests of us, our stockholders and the Board. The Board believes that term limits have the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into our operations and, therefore, provide an increasing contribution to the Board as a whole.

Board and Committee Evaluations

Our Corporate Governance Guidelines require the Board and each committee of the Board to conduct an annual self-evaluation to determine whether the Board or respective committee is functioning effectively. The reviews focus on the performance of the entire Board or the respective committee. In connection with each annual performance evaluation, the Board or committee surveys and receives comments from each director or committee member regarding an assessment of the Board’s or the committee’s performance. The Board also reviews the Nominating and Corporate Governance Committee’s recommendations concerning the performance and effectiveness of the

Board and each of its committees. The Nominating and Corporate Governance Committee will also review the individual performance of a director as circumstances warrant.

Number of Directors; Director Vacancies

Our bylaws provide that at any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may increase or decrease the number of directors, provided that there cannot be less than three directors. The tenure of office of a director will not be affected by any decrease in the number of directors. Our bylaws also provide that if any or all the directors cease to be directors, any vacancy, other than vacancies that result from an increase in the number of directors or from the removal of a director, may in general be filled solely by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any vacancy that results from an increase in the number of directors constituting the entire Board of Directors may be filled by a majority of the entire Board of Directors. Any vacancy that results from the removal of a director may be filled either by a majority of the remaining directors or our stockholders. Any director elected to fill a vacancy will hold office until the next annual election of directors and until a successor is elected and qualified.

Stockholder Approval of Amendment of Our Charter and Bylaws and Transactions Outside the Ordinary Course of Business

Our charter, including its provisions on removal of directors, may be amended by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter. Our bylaws may be amended only by a majority of our directors.

Our charter provides that we may not merge with or into another entity, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of our business unless the transaction or transactions are approved by the affirmative vote of the majority of all of the votes entitled to be cast on the matter, except if:

—

the merger will merge one of our 90% or more owned subsidiaries into us without amending our charter other than in limited respects and without altering the contract rights of the stock of the subsidiary (in which case only the approval of our Board of Directors and the board of directors of the subsidiary is necessary);

—	we are the successor corporation in a share exchange (in which case only the approval of our Board of Directors is necessary); or

—

we are the survivor in the merger and the merger does not change the terms of any class or series of our outstanding stock, or otherwise amend our charter, and the number of shares of stock of each class or series outstanding immediately before the merger does not increase by more than 20% of the number of shares of each such class or series of stock that was outstanding immediately prior to effectiveness of the merger (in which case only the approval of our Board of Directors is necessary).

Guidelines on Governance and Codes of Ethics

The Board has adopted Guidelines on Governance to address significant corporate governance issues. These guidelines provide a framework for our corporate governance initiatives and cover a variety of topics, including the role of our Board, Board selection and composition, Board committees, Board operation and structure, Board orientation and evaluation, Board planning and oversight functions and stock ownership guidelines. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to the Board any changes to the guidelines.

The Board of Directors has also adopted a Code of Business Conduct and Ethics, which is designed to help officers, managers and employees resolve ethical issues in an increasingly complex business environment. It covers topics such as reporting unethical or illegal behavior, compliance with law, share trading, conflicts of interest, fair dealing, protection of our assets, disclosure of proprietary information, internal controls, personal community activities, business records, communication with external audiences and obtaining assistance to help resolve ethical issues. The Board also adopted a Code of Ethical Conduct for Senior Financial Officers, which is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions.

You may obtain a copy of the committee charters, Guidelines on Governance, Code of Business Conduct and Ethics and Code of Ethical Conduct for Senior Financial Officers on our website at www.AmericanCampus.com.

Communication with the Board of Directors

Stockholders and interested parties who wish to communicate with any member of the Board of Directors may do so in writing to the following address:

Mr. R. D. Burck

Chairman of the Board

c/o American Campus Communities, Inc.

12700 Hill Country Blvd., Suite T-200

Austin, Texas 78738

Mr. Burck will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. Mr. Burck will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. Mr. Burck will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board following the receipt of the communication as appropriate.

Stock Ownership Guidelines

To further support our goal of achieving a strong link between stockholders and directors, directors are encouraged to purchase and hold shares of our common stock with a market value equal to or greater than $175,000 within four years of their election to the Board. Once a director meets the stock ownership guidelines, periodic market declines in the value of the Company’s common stock will not adversely affect any previous determination by the Board that the stock ownership guidelines had been met by the director.

Management Succession

Pursuant to our Guidelines on Governance, the Board has undertaken appropriate succession planning for our chief executive officer and other executive officers, including policies and principles for selection and performance review for the chief executive officer, as well as policies regarding succession in case of emergency or the retirement of the chief executive officer. The Nominating and Corporate Governance Committee has reviewed our succession plans and reported on them to the Board.

EXECUTIVE AND SENIOR OFFICERS

Our executive and senior officers are elected by the Board to serve at the pleasure of the Board or until their successors are elected and qualified. The following executive and senior officers are not directors. For information regarding William C. Bayless, Jr., President and Chief Executive Officer, see “Board of Directors – Board Composition.”

Executive Officers

Jonathan A. Graf has served as our Executive Vice President, Chief Financial Officer, Secretary and Treasurer since November 2007. His responsibilities include our corporate finance, accounting, financial reporting, tax, capital markets, risk management, and human resources functions. Mr. Graf joined the company in 2004 shortly after its initial public offering, bringing more than 10 years of public company accounting, compliance and regulatory experience. Prior to joining us, he served as Vice President and Controller at Southern Union Company. From 1988 until 1994, he was an audit manager and information systems auditor at Ernst & Young LLP. Mr. Graf received a B.A. in Accounting from Texas A&M University and is a Certified Public Accountant.  Age: 49.

William W. Talbot has served as Executive Vice President and Chief Investment Officer since November 2012 and currently oversees our acquisitions, dispositions, off campus development and on campus public–private partnership development functions. Mr. Talbot served as Executive Vice President-Investments from May 2011 to November 2012 and Senior Vice President-Investments from August 2005 to May 2011. Mr. Talbot joined us in August 2001 as Director of Acquisitions and has served in various capacities, including Director of Asset Management and Vice President of Investments. Prior to joining us, Mr. Talbot was an Acquisitions Analyst for Lend Lease Real Estate Investments, Inc. from 1997 until 2001, where he was involved in acquisitions on behalf of pension fund clients. Mr. Talbot received a B.A. in Economics and Spanish from Vanderbilt University.  Age: 40.

Jennifer Beese has served as Executive Vice President-Operations and Marketing since October 2014. Ms. Beese served as Executive Vice President-Operations and Leasing from November 2013 to October 2014 and as Senior Vice President of Leasing Administration from November 2007 to November 2013. Ms. Beese joined us in November 1999, previously holding the position of Vice President of Leasing Administration. From 1994 to 1999, she held various property management positions with JPI. Ms. Beese holds a B.A. in History from Texas A&M University.  Age: 41.

James C. Hopke, Jr. has served as Executive Vice President and Chief Operating Officer since October 2014. Mr. Hopke served as Executive Vice President-Asset Management from November 2013 to October 2014, as Executive Vice President-Project Management and Construction from November 2007 to November 2013 and as Executive Vice President and Chief Investment Officer from May 2005 to November 2007. From November 2002 to April 2005, Mr. Hopke served as Vice President, Asset Management and Advisory Services for Wachovia Securities’ Real Estate Capital Markets group. From February 2000 to November 2002, he served as Senior Vice President, Acquisitions of our predecessor entities. Mr. Hopke was previously a Vice President of JPI Development and Insignia Financial Group, and is a former MAI Member of The Appraisal Institute. Mr. Hopke received a B.S. in Administrative Management from Clemson University.  Age: 53.

Daniel B. Perry has served as Executive Vice President-Capital Markets since May 2011. Mr. Perry served as Senior Vice President-Capital Markets from November 2007 to May 2011 and as Vice President of Investments from February 2005 to November 2007. From 2002 to 2005, Mr. Perry held positions in the investment banking division of Citigroup Global Markets, where he assisted with the successful completion of our initial public offering in 2004. From 1996 to 2001, he worked in the corporate finance divisions of BNP Paribas and NationsBank. Mr. Perry holds a B.A. in Finance and Accounting from Texas A&M University and a M.B.A. from NYU’s Stern School of Business.  Age: 41.

James E. Wilhelm III has served as Executive Vice President, Public-Private Transactions since January 2009 and spearheads our American Campus Equity (ACE™) program. From July 2007 to January 2009, he was Senior Vice President, Public-Private Transactions. From June 2003 to July 2007, Mr. Wilhelm worked for RBC Capital Markets’ public finance department where he served as the managing director of the higher education sector. Prior to that time, he was a managing director with Banc One Capital Markets (currently JPMorgan Capital Markets) and held positions at McDonald & Company Securities (currently KeyBanc Capital Markets) and The Ohio Company (currently Fifth Third Capital Markets). Mr. Wilhelm is a graduate of Miami University with a B.S. in Finance.  Age:  51.

Senior Officers

Clint Braun has served as Senior Vice President of Development Management since September 2006 and oversees related project development, budgeting, construction and reporting. From February 2002 until September 2006, he served as Vice President of Construction Management. Mr. Braun joined our predecessor entities in February 2000 as Director of Construction Management. Before joining us, he held various construction management positions with JPI, a private real estate developer, from 1996 until 2000. Mr. Braun received a B.S. in Construction Science from Texas A&M University and is a LEED Accredited Professional.  Age:  42.

Steve Crawford has served as Senior Vice President of Management Services since August 2005. From 1999 to 2005, he served as Vice President of Management Services. Mr. Crawford joined our predecessor entities in October 1997 as a Regional Manager and has served us in increasing capacities. Mr. Crawford began his career in student housing with Allen & O’Hara, Inc., where he held various student housing management positions from 1991 until 1997. Mr. Crawford graduated with a B.A. from the University of California, Santa Barbara in 1991 and with a Masters of Public Administration from California State University, San Diego in 1995.   Age:  45.

Jorge de Cárdenas has served as Senior Vice President and Chief Technology Officer since March 2012 and as Senior Vice President of Information Technology from August 2005 to March 2012, and joined our predecessor entities in January 2004 as Vice President of IT. Prior to joining us, Mr. de Cárdenas served as Director of Product Management for Emerging Technologies at Visa where he was responsible for defining product strategies and delivering application services to a global market. Mr. de Cárdenas began his career developing software for NASA at Lockheed Engineering and Science. From 1991 to 1994, Mr. de Cárdenas was a co-founder and principal consultant of Everest Technologies, Inc., an Oil & Gas IT consulting firm which was sold to SAIC, Inc. Between 1994 and 2000, he served in various capacities at technology startup companies including software architect, support manager, professional services manager, product management, and marketing. Mr. de Cárdenas received a B.S. in Computer Science with specializations in Mathematics and Management from Texas A&M University.  Age:  51.

Jennifer Jones has served as Senior Vice President of Transactions since March 2012. Ms. Jones joined us in July 2002, previously holding the positions of Director of Finance and Development and Vice President of Finance and Development. Ms. Jones began her career as a financial analyst at Texas Commerce Bank which later became JPMorgan Chase Bank, N.A. Ms. Jones holds a B.B.A. in Finance from the University of Texas.  Age:  39.

Jake L. Newman has served as Senior Vice President of Off Campus Development since February 2012 and oversees all off - campus development activities, including site sourcing, underwriting, land entitlements, product establishment, and construction. Mr. Newman joined us in July of 2002 and has held positions of Vice President of Development, Vice President of Construction Management and Director of Construction Management. Before joining us, he held various construction management positions with JPI, a private real estate developer, from 1998 until 2002. Mr. Newman received a B.S. in Construction Management from the University of Louisiana at Monroe.  Age: 39.

James R. Sholders has served as Senior Vice President of Management Services since August 2005. From June 2003 to 2005 he served as Vice President of Management Services. He joined us in 2001 as a Regional Manager. Mr. Sholders began his career in student housing in 1989 as a Resident Assistant with Allen and O’Hara, where he served in increasing capacities through 2001. Mr. Sholders received a B.S. in Secondary Education from West Virginia University and is a Certified Property Manager.  Age:  45

Kim K. Voss serves as our Senior Vice President and Controller and joined ACC in 2004 to help lead the company’s accounting department through our initial public offering and transition to a publicly traded company. She is responsible for the company’s accounting and financial reporting functions, including SEC reporting, technical accounting, and Sarbanes Oxley compliance. Ms. Voss began her career as an auditor with Arthur Andersen LLP in San Francisco, where her client base consisted primarily of REITs and other real estate entities. Prior to joining ACC, she also served as an Assistant Controller with AMB Property Corporation (now Prologis.) A Certified

Public Accountant, Ms. Voss holds Bachelor of Business Administration and Master in Professional Accounting degrees from the University of Texas at Austin. Age: 39.

Ronald A. Weaver has served as Senior Vice President of Human Resources since March 2012. Mr. Weaver joined us in October 2007 serving as Vice President of Human Resources. From 1978 to 2007 he held various Human Resources positions during his career, most recently with Southern Union Company based in Houston, Texas. Mr. Weaver received a B.S. in Secondary Education from Lock Haven University, Pennsylvania in 1978.  Age:  58.

Jason R. Wills has served as Senior Vice President of Development since 2004. From 2003 to 2004, he served as Senior Vice President of Marketing and Development. Mr. Wills joined our predecessor entities in February 1997 as Manager–Marketing and Leasing and has served us in increasing capacities. Mr. Wills began his career in student housing with Century Development, where he held the positions of Resident Assistant and Marketing Coordinator in 1993. Mr. Wills attended the University of Texas, Arlington, where he studied Journalism and Marketing.  Age:  43.

Brian N. Winger has served as Senior Vice President and General Counsel since February 2009. He previously served as Senior Vice President–Transactions from July 2006 to February 2009 and as Senior Vice President-Development from October 2003 until July 2006. Mr. Winger joined us in March 2000 as Director–On-Campus Development and has since served in increasing capacities. Prior to joining us, Mr. Winger was the Chief Operating Officer with Aspen Gold Development Company (a private real estate developer) from 1999 to 2000. From 1996 to 1999, he was an endowment development officer and ultimately served as General Counsel for Oklahoma Christian University. From 1994 to 1996, Mr. Winger was a real estate analyst with Kabili & Company. Mr. Winger received a J.D. from Oklahoma City University in 1994 and a B.S. in history/pre-law from Oklahoma Christian University in 1990. Mr. Winger is a licensed attorney in Oklahoma.  Age:  47.

SECURITY OWNERSHIP

The following table sets forth the number of all shares of our common stock beneficially owned by each director, by each of our named executive officers, by each person known to us to beneficially own 5% or more of our outstanding common stock, and by all directors and executive officers as a group on March 16, 2015, unless otherwise indicated in the footnotes. Each of the following persons and members of the group had sole voting power and sole dispositive power with respect to the shares shown unless otherwise indicated in the footnotes. Unless otherwise indicated, the address of each named person is c/o American Campus Communities, Inc., 12700 Hill Country Blvd., Suite T-200, Austin, Texas 78738.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership Number of Shares Beneficially Owned	Percent of Class
The Vanguard Group, Inc.	14,503,484 (1)	12.8%
BlackRock Inc.	12,148,851 (2)	10.8%
FMR LLC/Edward C. Johnson 3d	8,799,667 (3)	7.8%
Vanguard Specialized Funds - Vanguard REIT Index Fund	7,789,167 (4)	6.9%
William C. Bayless Jr.	290,040 (5)	*
Jonathan A. Graf	109,885 (6)	*
William W. Talbot	54,275 (7)	*
Daniel B. Perry	39,827 (8)	*
James C. Hopke, Jr.	35,361 (9)	*
Edward Lowenthal	23,706	*
G. Steven Dawson	22,000 (10)	*
R.D. Burck	21,903	*
Winston W. Walker	12,773 (11)	*
Cydney C. Donnell	12,214	*
Oliver Luck	4,512	*
Dennis G. Lopez	1,856	*
C. Patrick Oles, Jr.	1,298	*
All directors and executive officers as a group (15 persons)	688,820 (12)	*

*     Less than one percent.

(1)

This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2014. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc. beneficially owned an aggregate of 14,503,484 shares and possessed sole voting power over an aggregate of 213,258 shares, shared voting power over an aggregate of 83,795, sole dispositive power over an aggregate of 14,347,884 shares and shared dispositive power over an aggregate of 155,600 shares.

(2)

This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2014. The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10022. BlackRock Inc. beneficially owned and possessed sole dispositive power over aggregate of 12,148,851 shares and possessed sole voting power over an aggregate of 11,344,739 shares.

(3)

This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2014. The address of each FMR LLC and Edward C. Johnson 3d is 245 Summer Street, Boston, Massachusetts 02210. Each of FMR LLC and Edward C. Johnson 3d beneficially owned an aggregate of and sole dispositive power over 8,799,667 shares and FMR LLC possessed sole voting power over 3,618,798 shares.

(4)	This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2014. The address of Vanguard Specialized Funds -

Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard Specialized Funds - Vanguard REIT Index Fund beneficially owned and possessed sole voting power over an aggregate of 7,789,167 shares.

(5)

Includes 161,113 restricted stock awards (“RSAs”) and 52,500 common units of limited partnership interest in our operating partnership (“Common Units”). Such Common Units are immediately redeemable for cash or, at our election, an equal number of shares of our common stock.

(6)	Includes 47,525 RSAs and 7,500 Common Units. Such Common Units are immediately redeemable for cash or, at our election, an equal number of shares of our common stock.

(7)	Includes 33,937 RSAs and 3,800 Common Units. Such Common Units are immediately redeemable for cash or, at our election, an equal number of shares of our common stock.

(8)	Includes 23,888 RSAs.

(9)	Includes 25,933 RSAs.

(10)

Includes 7,000 shares held by Dawson Interests Pension Plan, which is controlled by Mr. Dawson. Also includes 7,500 shares held by Corriente Private Trust. Mr. Dawson is the sole trustee and beneficiary of Corriente Private Trust. Mr. Dawson through Corriente Private Trust has voting and investment control with respect to the shares held by Corriente Partners, L.P. Also includes 5,000 shares held in an individual retirement account for the benefit of Mr. Dawson’s spouse. Mr. Dawson, however, disclaims beneficial ownership of all of the foregoing shares.

(11)	Includes 1,800 shares held in an individual retirement account for the benefit of Mr. Walker’s spouse. Mr. Walker disclaims beneficial ownership of such shares.

(12)	Includes 330,834 RSAs and 63,800 Common Units that are immediately redeemable for cash or, at our election, an equal number of shares of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us during or with respect to 2014, we believe that all SEC filing requirements applicable to our directors, officers and beneficial owners of more than 10% of our common stock were complied with in 2014.

EXECUTIVE COMPENSATION

Compensation Policies and Practices Relating to Risk Management

The compensation committee conducts an analytical review focusing on several key areas of our program, including external market references, pay mix, selection of performance metrics, goal setting process, and checks and balances on the payment of compensation. This provides a process to consider if any of our current programs, practices or procedures should be altered to ensure we maintain an appropriate balance between prudent business risk and resulting compensation.

As a result of this process, the compensation committee concluded that while a significant portion of our compensation program is performance-based, the compensation committee does not believe our program encourages excessive or unnecessary risk-taking and our policies and procedures largely achieved the appropriate balance between annual goals and our long-term financial success and growth. While risk-taking is a necessary part of growing a business, the compensation committee focuses on aligning our compensation policies with our long-term interests and avoiding short-term rewards for management decisions which could pose long-term risks to us, as follows:

—

Use of Long-Term Compensation.   A significant percentage of compensation is equity-based long-term compensation which typically vests over a period of five years. This vesting period encourages officers to focus on sustaining our long-term performance. These grants are made annually, so officers always have unvested awards which could decrease significantly in value if our business is not managed for the long-term.

—

Use of Clawbacks.   If we are required to restate our financial results due to material noncompliance with financial reporting requirements under the securities laws as a result of misconduct by our chief executive officer or chief financial officer, applicable law permits us to recover incentive compensation from that officer (including profits realized from the sale of our securities). In such a situation, the Board of Directors would exercise its business judgment to determine what action it believes is appropriate. Action may include recovery or cancellation of any bonus or incentive payments made to that officer on the basis of having met or exceeded performance targets during a period of fraudulent activity or a material misstatement of financial results if the Board determines that such recovery or cancellation is appropriate due to intentional misconduct by the officer that resulted in performance targets being achieved that would not have been achieved absent such misconduct.

—

Performance Metrics.  We use a variety of performance metrics, including achievement of results related to NOI, FFO, FFOM, revenue growth and development awards, which we believe correlate to long-term creation of stockholder value and are most appropriate for ensuring our growth and prosperity.

In summary, by structuring our program so a considerable amount of wealth of our executives is tied to our long-term health, we believe we avoid the type of disproportionately large short-term incentives which could encourage executives to take risks not in our long-term interests, and we provide incentives to manage for long-term performance. We believe this combination of factors encourages our executives and other employees to manage the Company in a prudent manner.

Compensation Committee Report

The Compensation Committee of American Campus Communities, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Winston W. Walker, Chairman
G. Steven Dawson
Cydney Donnell
Dennis G. Lopez
Edward Lowenthal

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the key principles and factors underlying our executive compensation policies for our named executive officers, who are:

—	our President and Chief Executive Officer, William C. Bayless, Jr.;

—	our Executive Vice President, Chief Financial Officer, Treasurer and Secretary, Jonathan A. Graf;

—	our Executive Vice President and Chief Investment Officer, William W. Talbot;

—	our Executive Vice President-Chief Operating Officer, James C. Hopke, Jr.; and

—	our Executive Vice President-Capital Markets, Daniel B. Perry.

Compensation Program Objectives and Policies

We design our compensation programs to achieve the following objectives in the context of our results-oriented business culture:

—	support our business objectives by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;

—	attract, reward, motivate and retain talented executives; and

—	tie executive compensation with performance measures that are directly related to our financial performance goals and creation of stockholder value.

The following principles guide us in developing executive compensation programs and setting total compensation levels for executives;

—	compensation levels should be closely tied to our success and each executive’s contribution to that success;

—	compensation programs should offer an opportunity for greater compensation for superior performance, balanced by the risk of lower compensation when performance is less successful; and

—

the mix and level of compensation for an executive should consider the importance of the executive to us, competition for that executive’s talent and relative levels of compensation for other executives.

Our stockholders approved our executive compensation at the 2014 annual meeting of stockholders.

Elements of Compensation

We seek to achieve our compensation objectives through four compensation elements:

—	a base salary;

—	a variable, annual, performance-based cash bonus;

—	periodic grants of long-term, equity-based compensation such as RSAs; and

—	perquisites and other personal benefits.

These elements combine to promote the objectives described above. Base salary, termination payments, where applicable, and perquisites and other personal benefits provide a minimum level of compensation that helps attract and retain highly qualified executives. Performance-based bonuses reward achievement of annual goals important to our business and stockholder value-creation strategies. Equity-based compensation aligns each executive’s compensation directly with the creation of longer-term stockholder value and promotes retention.

For senior executives, including the named executive officers, we believe that equity and performance-based compensation should be a higher percentage of total compensation than for less senior executives. Equity and performance-based compensation relate most directly to achievement of strategic and financial goals and to building stockholder value, and the performance of senior executives has a strong and direct impact in achieving these goals.

In making decisions with respect to any element of a named executive officer’s compensation, the Compensation Committee considers the total current compensation that may be awarded to the officer, including salary, annual bonus and long-term incentive compensation. The Compensation Committee’s goal is to award compensation that is reasonable in relation to our compensation philosophy when all elements of potential compensation are considered.

Competitive Considerations

We operate and recruit talent across diverse markets and necessarily must make each compensation decision in the context of the particular situation, including the individual’s specific roles, responsibilities, qualifications and experience. We take into account information about the competitive market for executive talent, but because individual roles and experience levels vary among companies and executives, we believe that strict benchmarking against selected groups of companies does not provide a meaningful basis for establishing compensation. Therefore, the Compensation Committee does not attempt to maintain a specific target percentile with respect to a specific list of benchmark companies in determining compensation for named executive officers. Rather, the Compensation Committee reviews information regarding competitive conditions from a variety of sources in making compensation decisions.

Policy Regarding Recoupment of Compensation

If we are required to restate our financial results due to material noncompliance with financial reporting requirements under the securities laws as a result of misconduct by our chief executive officer or chief financial officer, applicable law permits us to recover incentive compensation from that officer (including profits realized from the sale of our securities). In such a situation, the Board of Directors would exercise its business judgment to determine what action it believes is appropriate. Action may include recovery or cancellation of any bonus or incentive payments made to that officer on the basis of having met or exceeded performance targets during a period of fraudulent activity or a material misstatement of financial results if the Board determines that such recovery or cancellation is appropriate due to intentional misconduct by the officer that resulted in performance targets being achieved that would not have been achieved absent such misconduct.

Policy with Respect to the $1 Million Deduction Limit

Section 162(m) of the Internal Revenue Code limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers. Although two named executive officers’ compensation in 2014 exceeded $1 million, we believe, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of section 162(m) will not generally affect our net income. However, to the extent compensation does not qualify for deduction under section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly governed by section 162(m).

Employment Agreements

We have entered into employment agreements with certain of our key employees, including all of the named executive officers, when the Compensation Committee determines an employment agreement is desirable for the Company to obtain a measure of assurance as to the executive’s continued employment in light of prevailing market competition for the particular position held by the executive officer, or where the Compensation Committee determines an employment agreement is necessary and appropriate to attract an executive in light of market conditions, the prior experience of the executive or practices at the Company with respect to other similarly situated employees. These employment agreements are more fully described below under “Employment Contracts” and “Potential Payments Upon Termination or Change in Control.”

Determination of Compensation

Roles and Responsibilities

Compensation Committee.  The Compensation Committee determines the compensation, including related terms of employment agreements, for each of the named executive officers. The Compensation Committee’s responsibilities include:

—

developing compensation policies that will attract and retain the highest qualified executives, that will clearly articulate the relationship of corporate performance to executive compensation and that will reward executives for our progress;

—

reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers and determine and approving the amount and types of compensation to be paid to executive officers based on these evaluations; and

—	adopting and overseeing the administration of incentive-compensation plans and equity-based plans and approving the form and amount of awards made under these plans.

The Compensation Committee meets regularly outside of the presence of management to discuss compensation decisions and matters relating to the design of compensation programs.

Compensation Consultant.   In 2014, the Compensation Committee retained the compensation consulting firm of FPL Associates L.P. to assist in the continual development and evaluation of compensation policies and the Compensation Committee’s determinations of compensation awards. The consultant met with the Compensation Committee to review an analysis of executive compensation competitiveness in the public REIT marketplace and other compensation matters prepared by the consultant. Neither FPL Associates L.P. nor any of its affiliates provided any services to us or any of our affiliates except advising the Compensation Committee with respect to the amount and form of executive compensation, as described below. The Compensation Committee has reviewed its work with FPL and believes that such work raises no conflicts of interest.

FPL Associates L.P. provided a comparison of the compensation of our executive officers with that of the executive officers of a peer group comprised of 16 public real estate companies that are either focused on multifamily and/or student housing or as to which we are of comparable size and/or total stockholder return.

The peer groups is as follows:

Apartment Investment and Management Company	Federal Realty Investment Trust
Ashford Hospitality Trust, Inc.	Home Properties, Inc.
AvalonBay Communities, Inc.	Mid-America Apartment Communities, Inc.
Camden Property Trust	Monogram Residential Trust, Inc.
Corporate Office Properties Trust	Post Properties, Inc.
Education Realty Trust, Inc.	Tanger Factory Outlet Centers, Inc.
Equity Residential	UDR, Inc.
Essex Property Trust, Inc.	Weingarten Realty Investors

Executive Officers.  William C. Bayless, Jr., our president and chief executive officer, makes recommendations to the Compensation Committee based on the compensation philosophy and objectives set by the Compensation Committee as well as current business conditions. More specifically, for each named executive officer other than himself, Mr. Bayless recommends to the Compensation Committee the performance measures and target goals, in each case for the review, discussion and approval by the Compensation Committee. For each executive officer other than himself, Mr. Bayless also reviews the rationale and guidelines for compensation and annual RSA awards for the review, discussion and approval by the Compensation Committee. Mr. Bayless and other executive officers may attend meetings of the Compensation Committee at the request of the committee chair, but do not attend executive sessions and do not participate in any discussions relating to the final determination of their own compensation.

Base Salary

The objective of base salary is to provide fixed compensation to an individual that reflects his or her job responsibilities, experience, value to us, and demonstrated performance.

Salaries are determined by the Compensation Committee based on its subjective evaluation of a variety of factors, including:

—	the nature and responsibility of the position;

—	the impact, contribution, expertise and experience of the individual executive;

—	competitive market information regarding salaries to the extent available and relevant;

—	the importance of retaining the individual along with the competitiveness of the market for the individual executive’s talent and services; and

—	the recommendations of the president and chief executive officer other than with respect to himself.

Merit-based salary increases to named executive officers’ salaries are based on these factors as well as, with respect to Mr. Bayless, the achievement of company-wide goals and, with respect to the other named executive officers, the achievement of goals tied to their respective business unit. These goals are described below under “Annual Bonus.”

Annual Bonus

The compensation program provides for a cash bonus that is linked to annual performance. The objective of the program is to compensate individuals annually based on the achievement of specific annual goals that the Compensation Committee believes correlate closely with growth of long-term stockholder value.

The Compensation Committee determined the bonus awards for named executive officers other than Mr. Perry using the following basic steps:

1.

Setting Target and Maximum Awards.   At the outset of 2014, the Compensation Committee set the target and maximum cash awards based on percentages of base salary that may be granted to each executive officer if threshold goals are achieved. The target awards are for achievement of the performance objectives and the maximum awards are for significantly exceeding the performance objective or rewarding significant achievement.

2.

Setting Performance Objectives.    Also at the outset of 2014, the Compensation Committee received recommended performance objectives for each named executive officer and, for each officer other than the president and chief executive officer, his individual business unit. These objectives were based on the recommendations of the president and chief executive officer. These objectives allow the Compensation Committee to play a more proactive role in identifying performance objectives beyond purely financial measures and allows bonus decisions to take into account each named executive officer’s personal performance and contribution during the year and other factors related to company performance that may not have been fully captured by considering only financial performance measures.

3.

Setting Weightings of Performance Objectives.   At the same time it sets performance objectives, the Compensation Committee approved the weightings of the performance objectives to help to ensure that only a high level of performance by the individual and the company will allow an individual to realize increased compensation. These weightings were based on the recommendations of the president and chief executive officer.

4.

Measuring Performance.   In January and February 2015, the Compensation Committee reviewed actual performance against each of the performance objectives established for 2014. In determining the extent to which the financial goals were met for a given period, the Compensation Committee exercised its judgment whether to reflect or exclude the impact of unanticipated items such as changes in accounting principles and extraordinary, unusual or infrequently occurring events, including equity issuance and investment transactions.

Long-Term Incentive Compensation

RSAs.  The long-term incentive program provides an annual award in the form of RSAs that vest over time for the achievement of specified goals based on the individual’s position. The objective of the program is to align compensation for named executive officers over a multi-year period directly with the interests of stockholders by motivating and rewarding creation and preservation of long-term stockholder value.

RSA awards to named executive officers (and to other employees) are made by the Compensation Committee only on dates the committee meets. Compensation Committee meetings are normally scheduled well in advance and are not scheduled with an eye to announcements of material information regarding us. RSA grants are impacted by all stock price changes, so the value to named executive officers is affected by both increases and decreases in stock price from the market price at the date of grant.

If we terminate a named executive officer’s employment without cause or the executive terminates his employment for good reason, retirement, death or disability, all of the executive’s RSAs will vest. These provisions are more fully described below under “Potential Payments Upon Termination or Change in Control.”

We account for share-based payments to employees in accordance with the requirements of ASC 718, Compensation-Stock Compensation.

Common Units / Profits Interest Units (“PIUs”).  PIUs are a special class of partnership interests in our operating partnership. Each PIU is deemed equivalent to an award of one share of our common stock under our incentive award plans, reducing availability for other equity awards on a one-for-one basis. PIUs will receive the same quarterly per unit distributions as Common Units, which equals the per share distributions on our common stock.

Initially, PIUs do not have full parity with Common Units with respect to liquidating distributions. Under the terms of the PIUs, our operating partnership will revalue its assets upon the occurrence of certain “book-up events,” and any increase in valuation from the time of the award of the PIUs until such book-up event will be allocated first to the holders of PIUs to equalize the capital accounts of such holders with the capital accounts of common unit holders. These book-up events will occur upon a contribution of cash or property to our operating partnership, including contributions by us of the proceeds from future issuances of our securities, or upon certain distributions of cash or property by our operating partnership to one or more partners of our operating partnership. Upon equalization of the capital accounts of the holders of PIUs with the other holders of Common Units, the PIUs will achieve full parity with Common Units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested PIUs will thereafter be automatically converted into an equal number of Common Units, which units are exchangeable for cash or, at our option, for shares of our common stock on a one-for-one basis. No equalization will occur unless a revaluation of our assets following a book-up event results in an increase in the value of its assets from the date of the PIU award.

Holders of the PIUs are entitled to customary registration rights with respect to the shares of common stock that may be received by the PIU holders upon an exchange of the PIUs. In general, we will bear all fees, costs and expenses of such registrations, other than underwriting discounts and commissions.

Termination Payments

We provide named executive officers with severance payments plus, except with respect to Messrs. Talbot and Perry, a gross-up payment if we terminate an executive’s employment without “cause” or the executive terminates his employment for “good reason” (each as defined in the applicable employment agreement). The objective of these benefits is to recruit and retain talent in a competitive market.

The employment agreements provide that if we terminate an executive’s employment without “cause” or the executive terminates his employment for “good reason,” the executive will be entitled to a cash payment equal to 299% for Mr. Bayless, 200% for Mr. Graf and 100% for Messrs. Talbot, Hopke and Perry, in each case times the sum of his then-current annual base salary plus the average annual bonus paid or payable in respect of the last prior three years payable over the remaining term of his non-competition agreement plus his prorated annual bonus for the year in which the termination occurs. In addition, all outstanding RSAs become fully vested. These payments are more fully described below under “Potential Payments Upon Termination or Change in Control” starting on page 32.

Perquisites and Other Personal Benefits

We provide the named executive officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

We maintain executive benefits that we consider necessary in order to offer fully competitive opportunities to our executive officers. These include 401(k) retirement savings plans and business expense reimbursements. Executive officers are also eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees. In addition, all outstanding RSAs for our named executive officers become fully vested upon death, disability or retirement.

2014 Decisions

The following is a discussion of the specific factors considered in determining salary, bonus and long-term incentive compensation for the named executive officers in 2014.

Base Salary

The following table identifies actions taken during 2014 with respect to salaries of the named executive officers:

Named Executive Officer	Action Effective January 1, 2014
William C. Bayless, Jr.	Increase from $515,000 to $530,400
Jonathan A. Graf	Increase from $350,000 to $360,500
William W. Talbot	Increase from $280,000 to $288,400
James C. Hopke, Jr.	Increase from $242,000 to $249,200 (a)
Daniel B. Perry	Increase from $235,000 to $242,000

(a)	In October 2014, Mr. Hopke’s salary was increased to $300,000 in connection with his promotion to Executive Vice President and Chief Operating Officer.

In making each of the changes in salary described above, the Compensation Committee reviewed changes in job responsibility, historical salary levels, performance and contribution made to us, the impact on total compensation, competitive conditions and the relationship of compensation to that of other of our officers and determined that the compensation awarded was appropriate to reward performance, ensure retention and maintain appropriate compensation differentials among our officers.

Annual Bonus

For 2014, the Compensation Committee determined that target cash bonuses would be 50% to 125% of base salary for achievement of performance objectives, especially taking into consideration the low to mid point of our guidance metrics, and up to 200% of base salary for significantly achieving or exceeding the performance objectives or to reward significant accomplishments, especially taking into consideration the mid to high point of our guidance metrics, in each case subject to the discretion of the Compensation Committee to determine the appropriate level of incentive compensation based on individual performance, company performance and other items the Committee may deem important.

For 2014, the company-wide performance objectives and weightings used in determining an award for Mr. Bayless were:

—

Achievement within our earnings guidance range of operating results related to wholly-owned property net operating income (“NOI”) and FFO modified (“FFOM”), taking into account our fixed charge, interest coverage and dividend coverage ratios (weighting of 30-35%). A reconciliation of net income to FFOM for the year ended December 31, 2014 is contained in our 2014 Annual Report on Form 10-K and in our earnings release furnished on a Current Report on Form 8-K filed on February 17, 2015. Our earnings guidance for 2014 was NOI in the range of $356.6 million to $362.6 million, with a midpoint of $359.6 million, and FFOM in the range of $2.27 to $2.35 per fully diluted share, with a midpoint of $2.31 per fully diluted share. For 2014, we achieved wholly-owned property NOI of $364.1 million and FFOM of $2.37 per fully diluted share, both of which were above the high end of the applicable guidance range.

—

Achievement within our earnings guidance range of same store revenue growth by re-leasing of our wholly-owned assets for the 2014-2015 academic year (25-35%). For 2014, our guidance range for total revenue growth from the 2013-2014 academic year to the 2014-2015 academic year was in the range of 2.3% to 3.55%, and we achieved growth of 2.8%, which was within our guidance range.

—

Development of strategic initiatives to achieve expense reductions and improve our same store operating margin for 2015 (10-20%). This initiative was implemented during 2014 and incorporated into the 2015 guidance and should result in significant expense savings and improved same store operating margin.

—

Achievement of targeted external quality growth, measured as acquisitions closed during 2014, including mezzanine option projects, owned developments commenced both on and off campus and mezzanine pre-sale developments that commenced construction during 2014 (10-15%). In 2014, we targeted a range of $250 million to $350 million of asset growth and achieved $277.2 million, which was within our target range.

—

Effectiveness of overall performance, especially taking into consideration the achievement of our targeted dispositions of $117.25 million to $217.25 million and the on-time delivery and stabilized lease up of development projects within projected yields (10-20%). Under Mr. Bayless’s leadership, we closed $197.4 million of our 2014 disposition package, which was within our target range. We also achieved on time delivery of five development projects with over 99% occupancy, which significantly exceeded our projections.

For the other four named executive officers, performance objectives were tied to their respective business units. For Mr. Graf, the 2014 performance objectives were as follows:

—

Achievement within our earnings guidance range of operating results related to NOI and FFOM, taking into account our fixed charge, interest coverage and dividend coverage ratios (35-45%). As discussed above, both of these measures were above the high end of our guidance range.

—

Implementation of programs to improve efficiencies and procedures in our budgeting processes (15-25%). Mr. Graf implemented a number of initiatives that have resulted in significant cost savings and efficiencies.

—

Development and implementation of programs to improve our management of property tax expense and achievement of our 2014 property tax budget (15-20%). Mr. Graf successfully implemented these improvements, which resulted in our significant property tax expense savings.

—

Development and implementation of departmental goals and strategic plans, including mentoring of key team members (10-20%). In 2014, Mr. Graf implemented a number of initiatives that have improved these matters.

—

Effectiveness of overall performance (10-15%). In 2014, Mr. Graf led the successful efforts to increase efficiencies of various operational activities while ensuring timely reporting in a sound internal control environment, monitored implementation of the Affordable Care Act and the impact to our company, and improvements to our risk management process.

For Mr. Talbot, the 2014 performance objectives were as follows:

—

Achievement within our earnings guidance range of operating results related to NOI and FFOM, taking into account our fixed charge, interest coverage and dividend coverage ratios (30-35%). As discussed above, both of these measures were above the high end of our guidance range.

—

Achievement of targeted external quality growth, measured as acquisitions closed during 2014, including mezzanine option projects, owned developments commenced both on and off campus and mezzanine pre-sale developments that commenced construction during 2014 (20-25%). As discussed above, our 2014 achievement was within the target range.

—	Successful closing of dispositions (15%-25%). As discussed above, in 2014, we closed dispositions within our target range.

—

Achievement of 2014 targeted NOI on acquisitions closed, and development projects placed in service, during 2012 and 2013, individually by year and in the aggregate (10-20%). For 2014, we achieved our targeted NOI for 2013 investments but did not achieve the target for 2012 investments.

—

Successful implementation of programs to improve the effectiveness of our disposition analysis process (10-20%). In 2014, Mr. Talbot led the effort to implement a number of initiatives that have improved this process.

For Mr. Hopke, the 2014 performance objectives were as follows:

—

Achievement within our earnings guidance range of operating results related to NOI and FFOM, taking into account our fixed charge, interest coverage and dividend coverage ratios (30-35%). As discussed above, both of these measures were above the high end of our guidance range.

—

Achievement of targeted quarterly and annual NOI, with positive quarterly and annual same store NOI growth over the same periods in 2013 (15-25%). Actual quarterly same store NOI growth for 2014 was positive for three quarters and the full year, and negative for one quarter.

—

Achievement within our earnings guidance range of same store revenue growth by re-leasing of our wholly-owned assets for the 2014-2015 academic year (15-25%). As discussed above, this measure was within our guidance range.

—

Development of strategic initiatives to achieve expense reductions and improve our same store operating margin for 2015 (15-25%). This initiative was implemented during 2014 and incorporated into the 2015 guidance and should result in significant expense savings and improved same store operating margin.

—	Implementation of programs to reduce bad debt expense to targeted levels (10-15%). This was not achieved.

The Compensation Committee determined Mr. Perry’s annual bonus based on the Compensation Committee’s judgment of his overall performance and the performance of the group over which he has direct responsibility.

The following table identifies actions taken based on 2014 performance with respect to cash bonus awards to the named executive officers:

Named Executive Officer	Annual Cash Bonus
William C. Bayless, Jr.	$ 925,000
Jonathan A. Graf	475,000
William W. Talbot	425,000
James C. Hopke, Jr.	400,000
Daniel B. Perry	300,000

Long-Term Incentive Compensation

The Compensation Committee granted the following RSAs in January 2015 for 2014 performance based achievement of the performance objectives described above.

Name	Grant Date	Number of RSAs	Market Value on Date of Award
William C. Bayless, Jr.	1/26/15	56,079	$2,500,000
Jonathan A. Graf	1/26/15	15,702	700,000
William W. Talbot	1/26/15	14,581	650,000
James C. Hopke, Jr.	1/26/15	13,459	600,000
Daniel B. Perry	1/26/15	11,216	500,000

The RSAs vest in five equal installments beginning on February 28 of the year following the date of grant.

Total Compensation

Based on company performance as described above, as well as each named executive officer’s achievement of his individual 2014 performance objectives, the Compensation Committee determined that the named executive officers were entitled to receive the compensation detailed below for 2014.

Name	Salary	Cash Bonus	Long-Term Incentive Compensation	Total
William C. Bayless, Jr.	$530,400	$925,000	$2,500,000	$3,955,400
Jonathan A. Graf	360,500	475,000	700,000	1,535,500
William W. Talbot	288,400	425,000	650,000	1,363,400
James C. Hopke, Jr.	261,900	400,000	600,000	1,261,900
Daniel B. Perry	242,000	300,000	500,000	1,042,000

The cash bonuses awarded under our annual bonus program shown above appear in the Summary Compensation Table under the column headed “Non-Equity Incentive Plan Compensation.”

The long-term incentive compensation was awarded in the form of RSAs on January 26, 2015. Because these awards for 2014 compensation were made in 2015, pursuant to applicable disclosure rules, such awards will be reflected in the Summary Compensation and Grants of Plan-Based Awards tables in our proxy statement for the 2016 annual meeting of stockholders. For the purpose of calculating the number of shares to be granted, the dollars allocated to share awards were divided by $44.58 per share, which was the closing price of our common stock on the date of grant.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the three years ended December 31, 2014. We have entered into employment agreements with each of the named executive officers, which are described below under “Employment Contracts.”

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation	Total
William C. Bayless, Jr.	2014	$530,400	$—	$1,750,000	$925,000	$324,362 (3)	$3,529,762
President and Chief	2013	515,000	—	2,700,000	200,000	291,954 (4)	3,706,954
Executive Officer	2012	500,000	—	2,500,000	800,000	245,689 (5)	4,045,689

Jonathan A. Graf	2014	$360,500	$—	$575,000	$475,000	$89,812 (3)	$1,500,312
Executive Vice President,	2013	350,000	—	750,000	245,000	80,216 (4)	1,425,216
Chief Financial Officer, Treasurer and Secretary	2012	340,000	—	675,000	425,000	73,629 (5)	1,513,629

William W. Talbot	2014	$288,400	$—	$450,000	$425,000	$51,590 (3)	$1,214,990
Executive Vice President	2013	280,000	—	500,000	147,000	37,333 (4)	964,333
and Chief Investment Officer	2012	238,333	—	175,000	325,000	26,498 (5)	764,831

James C. Hopke, Jr.	2014	$261,900	$—	$275,000	$400,000	$31,667 (3)	$968,567
Executive Vice President-	2013	242,000	—	275,000	150,000	26,264 (4)	693,264
Chief Operating Officer	2012	235,000	—	175,000	225,000	27,629 (5)	662,629

Daniel B. Perry	2014	$242,000	$—	$270,000	$300,000	$33,459 (3)	$845,459
Executive Vice President-	2013	235,000	—	300,000	125,000	26,380 (4)	686,380
Capital Markets	2012	214,167	—	175,000	250,000	22,009 (5)	661,176

(1)

The dollar amount recognized for the following awards of shares were valued at the aggregate grant date fair value of awards granted in accordance with ASC 718, Compensation-Stock Compensation. Assumptions used in the calculation of these amounts are included in note 13 to our audited financial statements for the year ended December 31, 2014 included in our annual report on Form 10-K for the year ended December 31, 2014.

	2012 (a)	2013 (b)	2014 (c)
William C. Bayless, Jr.	60,547	56,533	50,695
Jonathan A. Graf	16,348	15,704	16,657
William W. Talbot	4,238	10,469	13,036
James C. Hopke, Jr.	4,238	5,758	7,966
Daniel B. Perry	4,238	6,281	7,822

(a)

Includes the portion of annual bonus paid in RSAs and long-term incentive compensation as determined by the Compensation Committee in January 2012 based on achievement of goals determined in January 2011.

(b)

Includes the portion of annual bonus paid in RSAs and long-term incentive compensation as determined by the Compensation Committee in January 2013 based on achievement of goals determined in January 2012.

(c)

Includes the portion of annual bonus paid in RSAs and long-term incentive compensation as determined by the Compensation Committee in January 2014 based on achievement of goals determined in January 2013.

(2)	Reflects the cash portion of annual bonuses per respective year as noted.

(3)	Includes the following:

	Dividends on Common Units	Dividends on Unvested RSAs	401(k) Matching Contributions
William C. Bayless, Jr.	$78,750	$241,237	$4,375
Jonathan A. Graf	11,250	75,135	3,427
William W. Talbot	5,700	41,515	4,375
James C. Hopke, Jr.	—	29,419	2,248
Daniel B. Perry	—	29,084	4,375

(4)	Includes the following:

	Dividends on Common Units	Dividends on Unvested RSAs	401(k) Matching Contributions
William C. Bayless, Jr.	$74,419	$213,160	$4,375
Jonathan A. Graf	10,631	67,371	2,214
William W. Talbot	5,387	27,571	4,375
James C. Hopke, Jr.	—	25,035	1,229
Daniel B. Perry	—	22,857	3,523

(5)	Includes the following:

	Dividends on Common Units	Dividends on Unvested RSAs	401(k) Matching Contributions
William C. Bayless, Jr.	$70,875	$170,564	$4,250
Jonathan A. Graf	10,125	59,608	3,896
William W. Talbot	5,130	17,118	4,250
James C. Hopke, Jr.	—	24,462	3,167
Daniel B. Perry	—	18,634	3,375

Grants of Plan Based Awards

The following table sets forth certain information with respect to RSAs granted during the year ended December 31, 2014 for each named executive officer with respect to annual bonus and long-term incentive compensation, all of which were granted under our 2010 Incentive Award Plan. We did not grant any options or other securities during the year ended December 31, 2014.

								All	Grant
								Other	Date Fair
								Stock	Value of
								Awards:	Stock and
		Estimated Future Payouts Under Non-			Estimated Future Payouts Under Equity			Number	Option
		Equity Incentive Plan Awards			Incentive Plan Awards			of	Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Shares	(3)
William C.	1/26/15(1)	–	$265,200	$1,060,800	–	–	–	–	n/a
Bayless, Jr.	1/28/14(2)	–	–	–	–	–	–	50,695	$1,750,000

Jonathan A.	1/26/15(1)	–	$180,250	$721,000	–	–	–	–	n/a
Graf	1/28/14(2)	–	–	–	–	–	–	16,657	$575,000

William W.	1/26/15(1)	–	$144,200	$576,800	–	–	–	-	n/a
Talbot	1/28/14(2)	–	–	–	–	–	–	13,036	$450,000

James C.	1/26/15(1)	–	$130,950	$523,800	–	–	–	–	n/a
Hopke, Jr.	1/28/14(2)	–	–	–	–	–	–	7,966	$275,000

Daniel B.	1/26/15(1)	–	$121,000	$484,000	–	–	–	–	n/a
Perry	1/28/14(2)	–	–	–	–	–	–	7,822	$270,000

(1)

Information for annual bonus program for which the target award is 50% to 125% of base salary for achieving the stated objectives and the maximum award is up to 200% of base salary for significantly exceeding the stated objectives or to reward significant accomplishments, in each case subject to the discretion of the Compensation Committee to determine the appropriate level of incentive compensation based on individual performance, company performance and other items the Committee may deem important. We do not use pre-set thresholds or multiples to determine awards under our long-term incentive compensation program.

(2)	RSAs granted in January 2014 for performance in 2013. Vest in five equal annual installments beginning on February 28 in the year following the year of grant.

(3)	The base price is equal to the closing price of our common stock on the grant date.

Employment Contracts

As of December 31, 2014, we had employment agreements in effect with each of our named executive officers (Messrs. Bayless, Graf, Talbot, Hopke and Perry) that provide that during the term of the respective agreement, the executive’s base salary will not be reduced and that the executive will remain eligible for participation in our executive compensation and benefit programs. The employment agreements with our executive officers provide for Mr. Bayless to serve as a member of the Board and as our President and Chief Executive Officer, Mr. Graf to serve as our Executive Vice President-Chief Financial Officer, Mr. Talbot to serve as our Executive Vice President and Chief Investment Officer, Mr. Hopke to serve as our Executive Vice President-Chief Operating Officer and Mr. Perry to serve as our Executive Vice President-Capital Markets.

The employment agreements provide for the following:

—	annual base salaries, subject in each case to increases in accordance with our normal executive compensation practices;

—

eligibility for annual cash bonus awards determined by the Compensation Committee or in the event that we have a formal annual bonus plan for other senior executives, the bonus will be determined in accordance with the terms of the bonus plan on the same basis as other senior executives (with appropriate adjustments due to title and salary); and

—	participation in other employee benefit plans applicable generally to our executives.

Additionally, we have entered into non-competition agreements with Messrs. Bayless, Graf, Talbot, Hopke and Perry in which the executive agreed to comply with all obligations under the non-competition agreement and further agreed that the non-competition agreement will survive any termination of the respective employment agreement or the executive’s employment, or subsequent service relationship with us, if any.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the market value as of December 31, 2014 of all unvested RSAs held by each named executive officer as of December 31, 2014.

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested
William C. Bayless, Jr.	150,706	$6,233,209
Jonathan A. Graf	46,604	1,927,527
William W. Talbot	26,434	1,093,297
James C. Hopke, Jr.	18,173	751,641
Daniel B. Perry	18,254	755,004

(1)	Vest in five equal annual installments beginning on February 28 in the year following the year of grant.

Awards Vested

The following table sets forth certain information with respect to RSAs vested during 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
William C. Bayless, Jr.	42,159 (1)	$1,557,350
Jonathan A. Graf	14,526 (2)	536,590
William W. Talbot	5,180 (3)	191,351
James C. Hopke, Jr.	5,999 (4)	221,596
Daniel B. Perry	4,728 (5)	174,642

(1)	Of these shares, 19,963 shares were withheld to satisfy related tax liabilities.

(2)	Of these shares, 6,094 shares were withheld to satisfy related tax liabilities.

(3)	Of these shares, 1,417 shares were withheld to satisfy related tax liabilities.

(4)	Of these shares, 1,641 shares were withheld to satisfy related tax liabilities.

(5)	Of these shares, 1,292 shares were withheld to satisfy related tax liabilities.

Potential Payments Upon Termination or Change in Control

The following summarizes the compensation payable to each named executive officer under his employment agreement in the event of a termination of such executive’s employment.

Each employment agreement provides that the respective executive may terminate the agreement at any time by delivering written notice of termination to us at least 30 days prior to the effective date of such termination, in which case he will be entitled to payment of his base salary through the effective date of termination, plus all other benefits to which he has a vested right at that time. Additionally, each employment agreement provides that he may terminate the agreement for “good reason,” which is defined in the employment agreement, in general, as any substantial change by us in the nature of his employment without his express written consent; the requirement that he be based at a location at least 50 miles further than from his current principal location of employment; our failure to obtain a satisfactory agreement from any successor to assume the terms of the employment agreement; and our breach of any material provision of the employment agreement.

The employment agreements provide that, if we terminate an executive’s employment without “cause” or the executive terminates his employment for “good reason” (each as defined in the applicable employment agreement), the executive will be entitled to the following payments and benefits, subject to his execution and non-revocation of a general release of claims:

—

a cash payment equal to 299% for Mr. Bayless, 200% for Mr. Graf and 100% for Messrs. Talbot, Hopke and Perry, in each case times the sum of his then-current annual base salary plus the average annual bonus paid or payable in respect of the last prior three years payable over the remaining term of his non-competition agreement;

—	his prorated annual bonus for the year in which the termination occurs;

—

health benefits for two years following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer;

—	all of the executive’s RSAs vest; and

—	excise tax equalization payments, except in the case of Messrs. Talbot and Perry.

The amounts set forth in the table below represent the compensation payable to each named executive officer under his respective employment agreement in the event of a termination of such executive’s employment. The amounts shown assume such termination was effective as of December 31, 2014 and therefore include amounts earned through such time and are estimates of the amounts that would be paid to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s termination.

Name	Benefit	Without Cause or For Good Reason
William C. Bayless, Jr.	Severance payment	$6,275,212
	RSA vesting	6,233,209
	Bonus	265,200
	Health benefits	29,448
	Excise tax equalization payments	—

		$12,803,069

Jonathan A. Graf	Severance payment	$2,024,334
	RSA vesting	1,927,527
	Bonus	180,250
	Health benefits	29,448
	Excise tax equalization payments	—

		$4,161,559

William W. Talbot	Severance payment	$800,733
	RSA vesting	1,093,297
	Bonus	144,200
	Health benefits	29,448
	Excise tax equalization payments	—

		$2,067,678

James C. Hopke, Jr.	Severance payment	$711,667
	RSA vesting	751,641
	Bonus	150,000
	Health benefits	29,448
	Excise tax equalization payments	—

		$1,642,756

Daniel B. Perry	Severance payment	$609,667
	RSA vesting	755,004
	Bonus	121,000
	Health benefits	29,448
	Excise tax equalization payments	—

		$1,515,119

Pursuant to the employment agreements with Messrs. Bayless, Graf, Talbot, Hopke and Perry, if we terminate an executive’s employment without cause or the executive terminates his employment for good reason, retirement, death or disability, all of the executive’s RSAs will vest. “Disability” is defined as any physical or mental disability or infirmity that prevents the performance of the Executive’s duties for a period of (i) six consecutive months or (ii) an aggregate of 12 months in any 24 consecutive month period. Any question as to the existence, extent or potentiality of an executive’s disability upon which we and the executive cannot agree will be determined by a qualified, independent physician selected by us and approved by the executive (which approval will not be unreasonably withheld), with the determination of any such physician being final and conclusive. “Retirement” is defined as a termination of employment other than for cause, disability or death, following the date on which the sum of the following equals or exceeds 70 years: (i) the number of full years of the executive’s employment and other business relationships with us or our predecessors and (ii) the executive’s age on the date of termination; provided that (x) the executive’s employment by (or other business relationships with) us and any of our predecessors have continued for a period of at least 120 contiguous full months at the time of termination and, on the date of termination, the executive is at least 50 years old; (y) the executive gives at least six months’ prior written notice to us of his intention to retire; and (z) the noncompetition agreement remains in full force and effect and the executive enters into a general release of all claims in a form that is reasonably satisfactory to us. Under this formula, Mr. Bayless became eligible for retirement in 2014 and Messrs. Graf, Talbot, Hopke and Perry will become eligible for retirement in 2020, 2024, 2016 and 2024, respectively.

The values of the RSAs for which vesting would accelerate for such a termination as of December 31, 2014, based on a closing price of $41.36 on December 31, 2014, are as follows: Mr. Bayless-$6,233,209, Mr. Graf-$1,927,527, Mr. Talbot-$1,093,297, Mr. Hopke-$751,641 and Mr. Perry-$755,004.

Equity Compensation Plan

The following table summarizes information, as of December 31, 2014, relating to our equity compensation plans pursuant to which grants of options, RSAs and other rights to acquire common stock may be granted from time to time.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	719,940 (1)	$ -0-	1,154,393
Equity compensation plans not approved by security holders	n/a	n/a	n/a

(1)	Consists of RSAs granted to executive officers and certain employees and common units of limited partnership interest in our operating partnership.

COMPENSATION OF DIRECTORS

The table below sets forth the quarterly cash fees paid to non-employee directors:

Board Member (other than Chairman of the Board)
Quarterly Fee	$16,125

Chairman of the Board (1)
Quarterly Fee	27,500

Audit Committee
Chairman Quarterly Fee	6,625
Member Quarterly Fee	3,000

Compensation Committee
Chairman Quarterly Fee	4,375
Member Quarterly Fee	2,188

Corporate Governance and Nominating Committee
Chairman Quarterly Fee	3,375
Member Quarterly Fee	2,188

(1)	The Chairman of the Board is not entitled to receive any committee fees.

On May 1, 2014, the date of our 2014 Annual Meeting, each then current member of the Board was re-elected and each new nominee was elected to the Board of Directors and each non-employee director, other than the Chairman of the Board, received 1,856 restricted stock units, or RSUs, and the Chairman of the Board received 2,465 RSUs, valued at $38.54 per RSU, the Fair Market Value (as defined in our incentive award plans) of our common stock on such date, or a value $71,500 and $95,000, respectively. All 2014 grants immediately vested and were settled in shares of our common stock and/or cash in lieu of the delivery of shares. As of December 31, 2014, no RSUs were outstanding.

On the date of our 2015 Annual Meeting, each non-employee director who is re-elected to the Board of Directors, other than the Chairman of the Board, will receive RSUs with a value of $71,500, and the Chairman of the Board will receive RSUs with a value of $95,000.

Members of the Board of Directors are also reimbursed for travel expenses incurred in connection with our business, including attendance at meetings of the Board and its committees.

The table below summarizes the compensation we paid to each non-employee director for 2014:

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Total
R.D. Burck	$110,000	$95,000	$205,000
G. Steven Dawson	99,750	71,500	171,250
Cydney C. Donnell	82,000	71,500	153,500
Dennis G. Lopez	54,938	71,500	126,438
Edward Lowenthal	86,750	71,500	158,250
Oliver Luck	73,250	71,500	144,750
C. Patrick Oles, Jr.	57,375	71,500	128,875
Winston W. Walker	94,000	71,500	165,500

(1)

William C. Bayless, Jr., our President and Chief Executive Officer, is not included in this table as he is an employee and thus receives no compensation for his service as director. The compensation received by Mr. Bayless as an employee is shown in the Summary Compensation Table on page 28.

(2)

Represents aggregate grant date fair value of awards at date of grant. Assumptions used in the calculation of these amounts are included in note 13 to our audited financial statements for the year ended December 31, 2014 included in our annual report on Form 10-K for the year ended December 31, 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are not a party to any transaction with executive officers or directors that is required to be disclosed under Item 404(a) of Regulation S-K.

AUDIT COMMITTEE INFORMATION

Report of the Audit Committee

The Audit Committee, on behalf of the Board of Directors, serves as an independent and objective party to monitor our financial reporting process and internal control system, and to review and appraise the audit efforts of our independent auditors. The Audit Committee performs these oversight responsibilities in accordance with its Audit Committee Charter, which is available on the investor relations section of our website at www.AmericanCampus.com.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in our Annual Report, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed our earnings releases with management.

During 2014, the Audit Committee met with management and our independent auditors and internal auditor periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee also discussed with management and our independent auditors and internal auditor the process used for certifications by our chief executive officer and chief financial officer that are required for certain of our filings with the Securities and Exchange Commission.

Ernst & Young LLP, our independent auditors, is responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed with the independent auditors their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditors the auditors’ independence from management and us and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets at least quarterly with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee also meets with management and the independent auditors prior to the filing of the quarterly reports on Form 10-Q with the SEC and release to the public of its quarterly and year-end financial results to, among other things, review and discuss such filings, review any related financial statements and related variances, review significant accounting policies and discuss any significant accounting treatments applied during the period.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

This section of the proxy statement is not deemed “filed” with the SEC and is not incorporated by reference into our Annual Report on Form 10-K.

This Audit Committee report is given by the following members of the Audit Committee:

G. Steven Dawson, Chairman
R.D. Burck
C. Patrick Oles, Jr.
Winston W. Walker

Independent Auditor Fees

The following summarizes the approximate aggregate fees billed to American Campus Communities for the fiscal years ended December 31, 2014 and 2013 by our principal accounting firm, Ernst & Young LLP:

	Total Approximate Fees
Types of Services (1)	2014	2013

Audit Fees (2)	$1,260,000	$1,118,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (3)	2,000	2,000

Total	$1,262,000	$1,120,000

(1)	All such services were preapproved by the Audit Committee.

(2)

Fees for audit services billed in 2014 and 2013 included the following: (i) audit of our annual financial statements; (ii) reviews of quarterly financial statements; (iii) audit of internal control over financial reporting; and (iv) services related to SEC matters, including review of registration statements filed and related issuances of comfort letters, consents and other services.

(3)	All other fees include the aggregate fees for products and services provided by Ernst & Young LLP that are not reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

In considering the nature of the services provided by Ernst & Young LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with representatives of Ernst & Young LLP and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

The Audit Committee has developed policies and procedures concerning its pre-approval of audit and non-audit services provided to us by the independent auditors. These provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be rendered to us by the independent auditors.

The independent auditors provide the Audit Committee with a list describing the services expected to be performed by the independent auditor. Any request for services not contemplated by this list must be submitted to the Audit Committee for specific pre-approval and the provision of such services cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the Audit Committee has authorized the committee’s Chairman to approve the provision by our independent auditors of up to $50,000 per occurrence of non-audit services not prohibited by law. Each decision made by the Audit Committee Chairman will be reported to the full Audit Committee at its next meeting.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service. The Audit Committee believes that providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting us to receive immediate assistance from the independent auditor when time is of the essence.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and to be given an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Ratification of the Selection of the Independent Auditors

The audit committee has reappointed Ernst & Young LLP as our independent auditors for 2015.

The proposal will be approved if it receives the affirmative vote of a majority of shares represented in person or by proxy at the Annual Meeting.

The Audit Committee, which has the sole authority to retain our independent auditors, recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for 2015.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain executives who have the motivation, experience and skills necessary to lead us effectively. Under these programs, our named executive officers are rewarded for the achievement of specific performance measures that are directly related to our financial performance goals and creation of stockholder value. Please read the “Compensation Discussion and Analysis” beginning on page 18 for additional details about our executive compensation programs, including information about the 2014 compensation of our named executive officers.

Stockholders approved our executive compensation at the 2014 annual meeting of stockholders. The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. As a result of its review process, the Compensation Committee:

—	provides a significant portion of each executive’s compensation as variable compensation in a pay-for-performance setting through a combination of cash bonuses and equity-based grants;

—

provides a significant portion of total compensation as non-cash compensation in the form of long-term equity-based awards to more closely align the interests of our executives with those of our stockholders and to maximize retention insofar as all equity-based awards are subject to time-based vesting; and

—	uses long-term compensation, payment of annual bonuses in part in shares, clawbacks, and a variety of performance metrics to closely tie executives’ wealth to our long-term health.

We are asking stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Company will consider stockholders concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The proposal will be approved if it receives the affirmative vote of a majority of shares represented in person or by proxy at the meeting.

The Board of Directors recommends you vote FOR approval of the advisory vote on executive compensation.

STOCKHOLDER PROPOSALS

We must receive any stockholder proposal intended for inclusion in the proxy materials for the Annual Meeting to be held in 2016 no later than December 31, 2015. A stockholder may also nominate directors before the next Annual Meeting by submitting the nomination as described under “Board of Directors – Consideration of Director Nominees.” We did not receive any formal proposals during 2014 from stockholders.

2014 ANNUAL REPORT

Our Annual Report to Stockholders is being mailed to stockholders along with this Proxy Statement. The Annual Report and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission, are on our website at www.AmericanCampus.com and available without charge to stockholders upon writing to our corporate secretary. Neither the Annual Report to Stockholders nor the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 is to be treated as part of the proxy solicitation materials or as having been incorporated herein by reference.

By Order of the Board of Directors,

JONATHAN A. GRAF
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Austin, Texas

March 26, 2015

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of Directors for a one-year term expiring at the 2016 Annual Meeting of Stockholders

	1a.	William C. Bayless Jr.	☐ For	☐ Against		☐	Abstain

	1b.	R.D. Burck	☐ For	☐ Against		☐	Abstain

	1c.	G. Steven Dawson	☐ For	☐ Against		☐	Abstain

	1d.	Cydney C. Donnell	☐ For	☐ Against		☐	Abstain

	1e.	Dennis G. Lopez	☐ For	☐ Against		☐	Abstain

	1f.	Edward Lowenthal	☐ For	☐ Against		☐	Abstain

	1g.	Oliver Luck	☐ For	☐ Against		☐	Abstain

	1h.	C. Patrick Oles, Jr.	☐ For	☐ Against		☐	Abstain

	1i.	Winston W. Walker	☐ For	☐ Against		☐	Abstain

2.	Ratification of Ernst & Young as our independent auditors for 2015				☐	For		☐	Against	☐ Abstain
3.	To provide a non-binding advisory vote approving the Company’s executive compensation program				☐	For		☐	Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change or Comments? Mark box, sign, and indicate changes below:				☐		Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

AMERICAN CAMPUS COMMUNITIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 7, 2015

9:00 a.m. Central Time

12700 Hill Country Boulevard

Suite T-200

Austin, TX 78738

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of Shareholders

The Proxy Statement and the 2014 Annual Report to Stockholders are available at:

http://www.AmericanCampus.com/Investors/Proxy

American Campus Communities, Inc. 12700 Hill Country Boulevard, Suite T-200 Austin, TX 78738	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 7, 2015.

If no choice is specified, the proxy will be voted as the Board recommends on Items 1, 2 and 3.

The undersigned hereby appoints William C. Bayless Jr. and Jonathan A. Graf, or any of them, proxies of the undersigned, with full powers of substitution, to represent the undersigned and to vote all shares of Common Stock of American Campus Communities, Inc. held of record by the undersigned as of the close of business on March 16, 2015, on behalf of the undersigned at the Annual Meeting of Stockholders to be held on May 7, 2015 at 9:00 a.m., Central Time, at our corporate office located at 12700 Hill Country Boulevard, Suite T-200, Austin, Texas or at any adjournment or postponement thereof.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED. IF THIS PROXY IS PROPERLY EXECUTED BUT IF NO DIRECTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS THE BOARD RECOMMENDS ON ITEMS 1, 2 AND 3.

Address Change/Comments

(Mark the corresponding box on the reverse side)

See reverse for voting instructions.